EXHIBIT 99.1
Blaize Announces First Quarter 2026 Financial Results

•Four new strategic partnerships announced with NeoTensr, Nokia, Datacomm Diangraha, and Winmate
•Blaize AI Services platform announced at GITEX AI 2026, with face recognition being the first application-level AI service
•Strengthened capitalization through $35 million registered equity offering supported by large institutional investors
•Full year 2026 revenue guidance reaffirmed at $130 million

El Dorado Hills, Calif. – May 14, 2026 – Blaize Holdings, Inc. (NASDAQ: BZAI, NASDAQ: BZAIW) (“Blaize,” the “Company,” “we,” “us,” and “our”), a leader in programmable, energy-efficient edge AI computing, today announced financial results for the first quarter ended March 31, 2026, reflecting continued strong and focused execution as edge AI infrastructure draws increased global attention.

Blaize reflected a breakout growth year in 2025, and expects 2026 to continue that trend, anchored by four new strategic partnerships, the rollout of the Blaize AI Services platform, and a strengthened capital position. These developments are anticipated to bring a diversified and expanded customer pipeline geographically and broaden Blaize’s exposure across data center, sovereign AI, and rugged edge markets.

“Our recent commercial engagements each mark something specific about where Blaize is heading. Our new NeoTensr contract has recently resulted in an $11 million purchase order, which we expect to fulfill in the second quarter. Nokia brings us into the global AI infrastructure space through its AI cloud provider business, with Datacomm as the first reference cloud service provider customer of that joint engagement. We expect our partnership with Winmate to result in Blaize chips in rugged platforms at commercial scale across public safety and critical infrastructure. The rollout of Blaize AI Services, starting with face recognition, marks a shift in our model toward additional recurring, API-based revenue,” said Dinakar Munagala, co-founder and CEO of Blaize. “Together these extend our reach, deepen the pipeline, and shape a more durable long-term revenue mix.”

Business and Operational Highlights
•Asia Pacific Edge Data Center Expansion with NeoTensr. Blaize signed a contract with NeoTensr valued at up to $50 million for co-branded edge AI, building upon Blaize’s fourth quarter 2025 order from NeoTensr of over $20 million. The partnership targets multi-edge inference deployment across Asia Pacific using Blaize’s hybrid architecture and the new Blaize AI Services stack.
•Announcement of Blaize AI Services and Face Recognition. At GITEX AI 2026, Blaize introduced Blaize AI Services, a platform designed to help cloud providers, data center operators, system integrators, and enterprises deploy application-level AI services faster and at lower cost. Blaize AI Services is expected to create recurring and higher margin revenue. Face recognition, as the first application service on the platform, has now been released, signifying the Company’s addition of recurring, API-based, per-query revenue to its hardware revenue. Additional services are expected to follow.
•Blaize, Nokia, and Datacomm Strategic Alliance. Blaize, Nokia, and Datacomm announced a strategic alliance to deliver hybrid AI inference infrastructure across Southeast Asia, with the joint architecture designed for pre-integrated deployment combining AI Services and compute, network, security, and lifecycle automation. The parties are exploring AI inference solutions across Indonesia, with initial focus on physical AI, public safety, surveillance, and industrial AI applications. Datacomm has cited a 50% surge in regional AI inference demand over the past six months.
•Winmate Strategic Partnership. Blaize and Winmate signed a strategic partnership agreement to bring AI to rugged defense and critical infrastructure systems, with the parties intending to close approximately $15 million in business during the first year and expectations to scale meaningfully in subsequent years. Joint solutions combining Blaize’s energy-efficient, industrial-grade AI chips with Winmate’s rugged platforms are expected to include drones, handhelds, vehicle mounted units, and embedded edge devices used by border security, maritime, defense, and healthcare operations.

“Our recent equity raise strengthened the balance sheet and drew strong participation from high-quality institutional investors, including marquee names with deep exposure to the data center and AI infrastructure ecosystem. The well-subscribed offering extends our financial runway and supports the growth initiatives ahead,” said Harminder Sehmi, Chief Financial Officer of Blaize. “We remain focused on disciplined execution, with particular emphasis on building the inventory needed to fulfill our contracted pipeline.”

First Quarter 2026 Financials

•First quarter 2026 revenue was $2.7 million, an increase of 172% year over year.
•Gross margin expanded to 58% compared to 11% in the fourth quarter of 2025.
•Net loss was $22.7 million compared to net loss of $147.8 million in the first quarter of 2025.
•Adjusted EBITDA loss was $13.9 million compared to an Adjusted EBITDA loss of $15.4 million in the first quarter of 2025.

Strategic Equity Raise

On May 6, 2026, Blaize announced the pricing of a registered offering of 18.9 million shares of common stock at $1.85 per share, supported by a group of large institutional investors. The $35 million in proceeds, before fees and expenses, are expected to support execution of commercial deal commitments, continued development of Blaize AI Services, advancement of the rack-scale hybrid platform, and next-generation platform development.

Strategic Vision

Blaize is building toward hybrid rack-scale as the deployment unit for the next phase of AI. Our strategy is anchored on three pillars: sovereign infrastructure with customer-controlled compute;

small LLMs as a service monetized per query through partners; and programmable, energy-efficient compute that runs vision and language workloads on a single stack.

Financial Outlook for Full Year Ending December 31, 2026

The following forward-looking statements are based on current expectations, and actual results may differ materially, as described below in “Cautionary Statement Regarding Forward-Looking Statements.”

•Revenue of approximately $130.0 million
•Adjusted EBITDA loss in the range of $45.0 million to $50.0 million
•Stock-based compensation of approximately $34.4 million
•Weighted average shares outstanding of approximately 142 million shares

Earnings Conference Call

Dinakar Munagala, co-founder and CEO of Blaize, and Harminder Sehmi, CFO of Blaize, will host a conference call at 2:00 p.m. Pacific Time today, May 14, 2026, to discuss the company’s financial results and outlook. A live webcast will be accessible on Blaize’s investor relations website at ir.blaize.com, and an archived conference call webcast will be available on Blaize’s investor relations website for one year following the live call.

About Blaize

Blaize delivers a programmable AI platform, purpose-built for AI inference workloads in real-world environments. Its Hybrid AI architecture combines the Blaize GSP (Graph Streaming Processor), an efficient AI processor, with GPU-based infrastructure, enabling AI inference workloads to run across edge, cloud, and data center. Blaize solutions support computer vision, multimodal AI, and sensor-driven applications across smart cities, industrial automation, telecommunications, retail, logistics, and defense. Blaize is headquartered in El Dorado Hills, California, with a global presence across North America, Europe, the Middle East, and Asia. To learn more, visit www.blaize.com or follow us on LinkedIn @blaizeinc.

Non-GAAP Measures

In addition to financial measures presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”), we report certain key financial measures that are not required by, or presented in accordance with, GAAP. Non-GAAP financial information is presented for supplemental informational purposes only, should not be considered in isolation of, or as a substitute for or superior to, financial information presented in accordance with GAAP, and may be different from similarly titled non-GAAP measures used by other companies. Accordingly, you are cautioned not to place undue reliance on this information. We believe that along with our GAAP financial information, our non-GAAP financial information when taken collectively and evaluated appropriately, is helpful to investors in assessing our operating performance. In conjunction with net loss calculated in accordance with GAAP, we also use EBITDA and Adjusted EBITDA, as defined below, to evaluate our ongoing operations and for internal planning and forecasting purposes.

EBITDA and Adjusted EBITDA

EBITDA is defined as “Earnings before interest, income taxes, depreciation, and amortization”. Adjusted EBITDA is defined as EBITDA further adjusted for non-cash items such as stock-based compensation, changes in fair value, and operational income and expenses that are not expected to be ongoing, as discussed below in the footnote to “other adjustments”. In reliance on the exception provided by Item 10(e)(1)(i)(B) of Regulation S-K, we have not reconciled the forward-looking Adjusted EBITDA (Non-GAAP) for the full fiscal year 2026 included above because we are unable to quantify certain amounts that would be required to be included in net income (loss), the most directly comparable GAAP measure, without unreasonable efforts due to the high variability and difficulty in predicting, with reasonable certainty, certain items excluded from Adjusted EBITDA. Consequently, we believe such reconciliation would imply a degree of precision that would be misleading to investors. Preparation of such reconciliations would require a forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP, and such forward-looking financial statements are unavailable to Blaize without unreasonable effort. For the same reasons, Blaize is unable to address the probable significance of the unavailable information. We expect the variability of these excluded items may have an unpredictable, and potentially significant, impact on our future GAAP financial results.

Cautionary Statement Regarding Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), including statements regarding our 2026 financial outlook; stock-based compensation; weighted average shares outstanding; release of the AI Services platform; the engagements with NeoTensr, Nokia, Datacomm, and Winmate, or the ultimate value of those contracts; regional growth, the expectations for AI infrastructure ecosystem development and AI services deployment, projected margin improvement, the industry in which Blaize operates, market opportunities, and product offerings. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing,” “target,” “seek” or the negative or plural of these words, or other similar expressions that are predictions or indicate future events or prospects, although not all forward-looking statements contain these words. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this document, including but not limited to: (i) changes in domestic and foreign business, market, financial, political and legal conditions; (ii) the ability to maintain compliance with stock exchange listing standards; (iii) failure to realize the benefits of the business combination of Blaize and BurTech Acquisition Corp., which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; (iv) the ability of the Company to successfully market its products and services; (v) the ability of the Company to successfully deploy its technologies across customer settings; (vi) changes in applicable law or regulations; (vii) the outcome of any legal proceedings that have been or may be instituted against Blaize; (viii) the effects of competition on Blaize’s future business; (ix) the ability of the combined company to issue equity or equity-linked securities or obtain debt financing; and (x) those factors discussed under the heading “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on March 24, 2026, our Quarterly Report on Form 10-Q filed with the SEC on May 14, 2026, and other documents filed by Blaize from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made, and Blaize assumes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law, including the securities laws of the United States and the rules and regulations of the SEC. Readers are cautioned not to put undue reliance on forward-looking statements. Blaize does not give any assurance that it will achieve its expectations. The financial projections in this release are forward-looking statements that are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond Blaize’s control. While such projections are necessarily speculative, Blaize believes that the preparation of prospective financial information involves increasingly higher levels of uncertainty the further out the projection extends from the date of preparation. The assumptions and estimates underlying the projected results are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. The inclusion of financial information or projections in this press release should not be regarded as an indication that Blaize, or its representatives and advisors, considered or consider the information or projections to be a reliable prediction of future events. The independent registered public accounting firm of Blaize has not audited, reviewed, compiled or performed any procedures with respect to the projections for the purpose of their inclusion in this press release and, accordingly, has not expressed an opinion or provided any other form of assurance with respect thereto for the purpose of this press release.

Blaize Contact
press@blaize.com
www.blaize.com

Investors
ir@blaize.com

Source: Blaize Holdings, Inc.

BLAIZE HOLDINGS, INC.
RECONCILIATION OF NET LOSS TO EBITDA AND ADJUSTED EBITDA
(Unaudited)

	Three Months Ended March 31,
(Amounts in thousands)	2026	2025
Net loss	$(22,653)	$(147,761)
Depreciation	186	191
Provision for income taxes	99	162
Interest income, net	(179)	(399)
EBITDA	(22,547)	(147,807)
Stock-based compensation	8,948	11,040
Fair value changes and financing charges	(1,027)	109,530
Transaction costs	—	12,043
Non-cash inventory cost realignment adjustments	106	(625)
Other adjustments	594	439
Adjusted EBITDA	$(13,926)	$(15,380)